Exhibit 10.5

FORM OF

NON-SOLICITATION AGREEMENT

In consideration of my employment with The Northern Trust Company and any affiliated companies by which I become employed (“Company”), I agree as follows:

1.	I agree and acknowledge: (1) that in the course of and as a consequence of my employment with the Company and because of the nature of my responsibilities I will have access to and will be entrusted with Confidential Information concerning the Company’s business; (2) that I will occupy a position of trust and confidence with respect to such Confidential Information; (3) that the Company entrusts me with Confidential Information in reliance on a confidential relationship arising out of my employment with the Company and my execution of this Agreement; (4) that such Confidential Information that I may acquire or to which I may have access is of great value to the Company.

2.	Upon termination, I will not remove physically, electronically or in any other way any Confidential Information from premises owned, used or leased by the Company. Upon any termination of my employment, all Confidential Information (including all copies) will be turned over immediately to my supervisor or other designee at the Company, and I shall retain no copies thereof.

3.	I agree that, during the course of my employment with the Company and after I cease to be employed by the Company for any reason, I will not, directly or indirectly, for my own or another’s benefit, use, make known or divulge any Confidential Information.

4.	I agree that, during the course of my employment with the Company, I will not directly or indirectly, nor will I assist anyone else to, engage in any activity that is competitive with the Company or any of its subsidiaries or affiliates.

5.	I agree that for a period of twelve (12) months after I cease to be employed by the Company for any reason, I will not, directly or indirectly: (1) provide, or assist in the provision of, any Competitive Services or Products to any Client or Prospective Client; (2) Solicit, or assist in the Solicitation of, any Client or Prospective Client; or (3) Solicit, encourage, advise, induce or cause any employee of the Company to terminate his or her employment with the Company or any of its subsidiaries or affiliates, nor provide any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Company or any of its subsidiaries or affiliates.

6.	For purposes of this Agreement:

a.	“Competitive Service or Product” means any service or product: (1) that is substantially similar to or competitive with any service or product that I created or provided, or of which I assisted in the creation or provision, during my employment by the Company; or (2) about which I had access to Confidential Information during my employment by the Company.

b.	“Client” means any person or entity with which the Company, or any of its subsidiaries or affiliates, did business and with which I had contact, or about which I had access to Confidential Information, during the last twelve (12) months of my employment. “Prospective Client” means any person or entity to which the Company, or any of its subsidiaries or affiliates, provided, or from which the Company, or any of its subsidiaries or affiliates received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which I had contact, or about which I had access to Confidential Information, during the last twelve (12) months of my employment.

c.	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Company’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Company, or any of its subsidiaries and/or affiliates, to: (1) surrender, redeem or terminate a product, service or relationship with the Company, or any of its subsidiaries and/or affiliates; (2) obtain any Competitive Service or Product from me or any third party; or (3) transfer a product, service or relationship from the Company, or any of its subsidiaries and/or affiliates, to me or any third party.

d.	“Confidential Information” means any trade secrets or other information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Company or any of its subsidiaries or affiliates and which has not been made generally known to the public by authorized representatives of the Company.

7.	I acknowledge that my duties for the Company are not confined to any specific geographic area. Rather, my duties pertain to particular customers, and the identities and locations of these particular customers may change from time to time. I therefore agree that the restrictions in this Agreement attach to Clients and Prospective Clients wherever they may be located during the twelve (12) month period after I cease to be employed by the Company.

8.	The provisions of Paragraph 5 shall not prohibit my Solicitation of any Client or Prospective Client with whom I had a business relationship prior to the start of my employment with the Company, provided that no Confidential Information, directly or indirectly, is used in such Solicitation.

9.	I recognize that the restrictions set forth in this Agreement are reasonable in scope, including as to time, geography, and the nature of the activities they prohibit, and that they are necessary in order to protect the legitimate interests of the Company, its subsidiaries, and/or its affiliates. I further recognize that the Company, its subsidiaries, and/or its affiliates will suffer immediate and irreparable harm as the result of any breach of such restrictions and that monetary damages will not be adequate to compensate the Company, its subsidiaries and/or its affiliates for such breach. I understand that the Company, its subsidiaries and/or its affiliates may seek injunctive relief, in addition to monetary damages, to enforce those restrictions. In the event that the Company, its subsidiaries and/or its affiliates shall successfully enforce any part of this Agreement through legal proceedings, I agree to pay to the Company, all costs and attorneys’ fees reasonably incurred by it in that endeavor. In the event that I am found to have breached any of the restrictions in this Agreement, the twelve (12) month time period provided for shall be deemed tolled (i.e., it will not begin to run) for so long as I was in violation of that restriction.

10.	If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and the remainder of this Agreement shall be enforceable and binding upon the parties.

11.	I understand and acknowledge that if I transfer positions or locations between or among Northern Trust Corporation subsidiaries or affiliates, I may be required to sign another, substantially similar Non-Solicitation Agreement. I agree that the Company may assign this Agreement, and I hereby consent to such assignment and to the enforcement of this Agreement by the Company’s successors and assigns.

Accepted and agreed as provided above:

Signature	Date

Print Name